Exhibit 99.1

MGD011 Advances into Clinical Development
—	Triggers $10 million milestone payment from Janssen
—	Fourth DART® molecule to enter the clinic in last 12 months

ROCKVILLE, Maryland, July 28, 2015—MacroGenics, Inc. (Nasdaq: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as various autoimmune disorders and infectious diseases, announced that its partner, Janssen Biotech, Inc. ("Janssen"), has initiated dosing in a Phase 1 trial of MGD011 (also known as JNJ-64052781). MGD011 incorporates MacroGenics' proprietary platform for Dual-Affinity Re-Targeting (DART®) to simultaneously target CD19 and CD3 for the potential treatment of B-cell malignancies. Achievement of this milestone triggers a $10 million payment to MacroGenics by Janssen.

The purpose of this first-in-human, open-label study is to evaluate the safety, tolerability and preliminary clinical activity of MGD011 when administered to patients with relapsed or refractory B-cell malignancies, including diffuse-large B cell lymphoma, follicular lymphoma, mantle-cell lymphoma, chronic lymphocytic leukemia and acute lymphoblastic leukemia.

"Janssen's use of the DART platform for targeting CD19 provides important validation of our technology," said Scott Koenig, M.D., Ph.D., President and CEO of MacroGenics. "We continue to be impressed with Janssen's track record of successfully developing potentially transformative oncology therapies and look forward to the future progress of MGD011 in this Phase 1 study."

About MGD011/JNJ-64052781

MGD011 (also known as JNJ-64052781), a humanized CD19 x CD3 bispecific DART protein, is being developed for the treatment of B-cell hematological malignancies. CD19, a lymphocyte-specific marker expressed from early B-lymphocyte development through mature memory B cells, is highly represented in B-cell malignancies. This makes it attractive for targeted interventions. MGD011 is designed to redirect T cells, via their CD3 component, to eliminate CD19-expressing cells. MGD011 has been engineered to address half-life challenges posed by other programs targeting CD19 and CD3. This product candidate incorporates an Fc domain, which allows for extended pharmacokinetic properties and convenient dosing at an interval of once-every-two-weeks. In addition, MGD011 and MacroGenics' other DART molecules that redirect T cells against cancer targets are manufactured using a conventional antibody platform without the complexity of having to genetically modify T cells from individual patients as required by cell-based approaches such as chimeric antigen receptor (CAR) T-cells.

About the MGD011 Collaboration and License Agreement with Janssen

In December 2014, MacroGenics entered into a collaboration agreement with Janssen.  Under this collaboration, MacroGenics licensed MGD011 to Janssen and received a $50 million upfront license fee and a $75 million equity investment by Johnson & Johnson Innovation - JJDC, Inc. Janssen is fully responsible for developing MGD011. Beyond the upfront consideration and recent $10 million clinical milestone, MacroGenics is eligible to receive up to an additional $565 million in clinical, regulatory and commercialization milestone payments. MacroGenics may elect to fund a portion of late-stage clinical development in exchange for a profit share in the U.S. and Canada. If commercialized, MacroGenics would be eligible to receive double-digit royalties on any global net sales and has the option to co-promote the molecule with Janssen in the U.S.

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovery and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. MacroGenics generates its pipeline of product candidates from its proprietary suite of next-generation antibody-based technology platforms. The combination of its technology platforms and protein engineering expertise has allowed MacroGenics to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. For more information, please see the company's website at www.MacroGenics.com. MacroGenics and DART are registered trademarks of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for MacroGenics (the "Company"), including statements about the Company's strategy, future operations, clinical development of the Company's therapeutic candidates, milestone or opt-in payments from the Company's collaborators, the Company's anticipated milestones and future expectations and plans and prospects for the Company and other statements containing the words "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "predict," "project," "target," "potential," "will," "would," "could," "should," "continue," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company's product candidates and other risk factors described in the Company's filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company's views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company's views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date hereof.

CONTACT:

Jim Karrels, Senior Vice President, CFO
MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com

Karen Sharma, Vice President
MacDougall Biomedical Communications
1-781-235-3060, ksharma@macbiocom.com